                        WELLS REAL ESTATE FUND IX, L.P.

           SUPPLEMENT NO. 4 DATED DECEMBER 27, 1996 TO THE PROSPECTUS
                             DATED JANUARY 5, 1996



     This document supplements, and should be read in conjunction with, the Prospectus of Wells Real Estate Fund IX, L.P. dated January 5, 1996, Supplement No. 1 thereto dated April 24, 1996, Supplement No. 2 thereto dated June 28, 1996 and Supplement No. 3 thereto dated October 22, 1996 (collectively, the "Prospectus"). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.

     The purpose of this Supplement is to describe the following:

        (i) The status of the offering of units of limited partnership interest (the "Units") in Wells Real Estate Fund IX, L.P. (the "Partnership");

        (ii) The acquisition by the Partnership of real property in Knox County, Tennessee in the Knoxville, Tennessee metropolitan area; and

        (iii) Revisions to the "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" section of the Prospectus; and

        (iv) A recent legal proceeding involving Wells Real Estate Fund II, L.P. ("Wells Fund II") and Wells Real Estate Fund III, L.P. ("Wells Fund III"), and its general partners, Wells Capital, Inc. and Leo F. Wells, III.

STATUS OF THE OFFERING

        Pursuant to the Prospectus, the offering of Units in the Partnership commenced January 5, 1996. The Partnership commenced operations on February 12, 1996, upon the acceptance of subscriptions for the minimum offering of $1,250,000 (125,000 Units). As of December 18, 1996, the Partnership had raised a total of $28,182,788 in offering proceeds (2,818,279 Units), comprised of $22,857,206 raised from the sale of Class A Status Units (2,285,721 Units) and $5,325,582 raised from the sale of Class B Status Units (532,558 Units).

THE KNOXVILLE PROPERTY

        Purchase of the Knoxville Property.  The Partnership entered into a Real
        ----------------------------------
Estate Option Agreement dated December 9, 1996 (the "Option Agreement") with The Development Corporation of Knox County, a Tennessee nonprofit corporation (the "Seller"), for the option to purchase a 5.622 acre tract of real property located in Knox County, near Knoxville, Tennessee (the "Knoxville Property") for a purchase price of $583,800. The Seller is not affiliated with the Partnership or its General Partners. The Partnership exercised the option pursuant to the Option Agreement and acquired the Knoxville Property on December 13, 1996. In accordance with the terms of the Amended and Restated Custodial Agency Agreement (the "Custodial Agency Agreement") dated November 30, 1995, between the Partnership and The Bank of New York (the "Agent"), legal title to the Knoxville Property is being held by the Agent as agent for the Partnership. The Partnership entered into a Development Agreement (as hereinafter described) for the construction of a three-story office building containing approximately 83,885 rentable square feet to be erected on the Knoxville Property (the "Project"). The Partnership entered into a Lease Agreement (the "ABB Lease") with ABB Flakt, Inc. ("ABB") pursuant to which ABB agreed to lease 55,000 rentable square feet of the Project upon its completion.

        An independent appraisal of the Knoxville Property was prepared by The David L. Beal Company, Real Estate Appraisers and Consultants, as of October 31, 1996, pursuant to which the market value of the land and the leased fee interest in the Knoxville Property subject to the ABB Lease (described below) was estimated to be $8,300,000, in cash or terms equivalent to cash. This value estimate was based upon a number of assumptions, including that the Project is finished in accordance with plans and specifications provided and that the building is operating following completion at a stabilized level with ABB occupying 55,000 rentable square feet and 94% of the remaining rentable area occupied by other tenants. The Partnership also obtained an environmental report prior to closing evidencing that the environmental condition of the Knoxville Property was satisfactory.

        In connection with the closing of the acquisition of the Knoxville Property, the Partnership incurred attorneys fees and expenses of approximately $40,800, title insurance premiums of $15,040 and costs for recording taxes, deed recording and settlement fees of $2,273. At the closing, the Seller paid real estate commissions of $29,190 and $145 in other miscellaneous closing costs.

        Location of the Knoxville Property.  The Knoxville Property is located
        ----------------------------------
in an office park known as Centerpoint Business Park, on Pellissippi Parkway just north of the intersection of Interstates 40 and 75, in Knox County, Tennessee outside the city limits of Knoxville and approximately 10 miles west of the Knoxville central business district. The Pellissippi Parkway and the commercial area along the Interstate 40/75 corridor has evolved recently from a residential suburb into one of the area's fastest growing commercial and retail districts. The area has become competitive with the metropolitan Knoxville area office market due to its growth in office space.

        Knoxville, the county seat of Knox County, Tennessee, is the third largest city in the State of Tennessee, after Memphis and Nashville, and the largest city in eastern Tennessee. Knoxville is located at the intersection of two major interstate highways, I-40 which extends east to west, and I-75 which extends north to south. The Knoxville economy is largely oriented to trade and manufacturing, due to its location as the geographic center of the eastern portion of the United States and the wide range of available transportation resources. Knoxville's central location and transportation access has also caused it to emerge as a convention center. The Knoxville metropolitan statistical area population in 1990 was 604,812, compared to the 1980 census of 565,970. Unemployment for Knox County in 1995 was 3.4%, lower than the overall rate for the State of Tennessee of 5.2% and the national rate of 5.6%.

        The western portion of Knox County, in which the Knoxville Property is located, has experienced the most growth and development in the Knoxville metropolitan area during the past 10 years due primarily to available land and services. It is anticipated that the Knoxville metropolitan area will continue to grow as a major regional center of trade and tourism due to its location at the intersection of Interstates 40 and 75 and the recent extension of the Pellissippi Parkway to the Knoxville airport.

        Access to the Knoxville Property is provided by Pellissippi Parkway, a limited access thoroughfare traversing southeast to the Knoxville airport, with an interchange at Interstate 40/75 south of the Knoxville Property. Nearby Kingston Pike also provides east and west traffic flow for the Centerpoint Business Park, and serves as the major commercial center in the immediate area with a number of large strip shopping centers, a regional mall, gas stations, convenience stores, office buildings, restaurants and other various retail/commercial uses. The Project will be highly visible from both Centerpoint Parkway and Pellissippi Parkway, since the building elevation will be at or above road grade.

         The Partnership will experience competition for tenants from owners and managers of various other office buildings located in the immediate area of the Project which would adversely effect the Partnership's ability to attract and retain tenants.

        Development Agreement.  On December 10, 1996, the Partnership entered
        ---------------------
into a Development Agreement (the "Development Agreement") with ADEVCO Corporation, a Georgia corporation (the "Developer"), as the exclusive development manager to supervise, manage and coordinate the planning, design, construction and completion of the Project.

        The Developer is an Atlanta based real estate development and management company formed in 1990 which specializes in the development of office buildings. The Developer has previously developed or is developing a total of five office buildings for Affiliates of the General Partners. In this regard, the Developer entered into (i) a development agreement with Wells Real Estate Fund III, L.P. ("Wells Fund III"), a public real estate program previously sponsored by the General Partners and their Affiliates, for the development of a two-story office building containing approximately 34,300 rentable square feet located in Greenville, North Carolina (the "Greenville Project"), (ii) a development agreement with Fund IV and Fund V Associates, a joint venture between Wells Fund

III and Wells Real Estate Fund IV, L.P., a public real estate program previously sponsored by the General Partners and their Affiliates, for the development of a four-story office building located in Jacksonville, Florida containing approximately 87,600 rentable square feet (the "Jacksonville IBM Project"),
(iii) a development agreement with the Fund VII-VIII Joint Venture, a joint venture between Wells Real Estate Fund VII, L.P.("Wells Fund VII"), a public real estate program previously sponsored by the General Partners and their Affiliates, and Wells Real Estate Fund VIII, L.P. ("Wells Fund VIII"), each a public real estate program previously sponsored by the General Partners and their Affiliates, for the development of a two-story office building containing approximately 62,000 rentable square feet located in Alachua County, near Gainesville, Florida (the "Gainesville Project"), (iv) a development agreement with Fund VI, Fund VII and Fund VIII Associates, a joint venture among Wells Real Estate Fund VI, L.P., a public real estate program previously sponsored by the General Partners and their Affiliates, Wells Fund VII and Wells Fund VIII, for the development of a four-story office building containing approximately 92,964 rentable square feet located in Jacksonville, Florida (the "BellSouth Project"), and (v) a development agreement with Fund VIII and Fund IX Associates, a joint venture between Wells Fund VIII and the Partnership, for the development of a four-story office building containing approximately 96,750 rentable square feet located in Madison, Wisconsin (the "Madison Project"). The Greenville Project was completed on schedule, and International Business Machines Corporation ("IBM"), which leased approximately 23,312 rentable square feet of the building, took possession under its lease on April 16, 1991. The Jacksonville IBM Project was also completed on schedule, and IBM, which leased approximately 68,100 rentable square feet of the building, took possession under its lease on June 1, 1993. The Gainesville Project was completed in advance of schedule, and CH2M Hill, Inc., which leased approximately 50,000 rentable square feet of the building, took possession under its lease on December 18, 1995. The BellSouth Project was also completed in advance of schedule, and BellSouth, which leased approximately 64,558 rentable square feet of the building, took possession under its lease on May 20, 1996. Construction of the Madison Project is currently on schedule, with an anticipated completion date on or before June 15, 1997. Westel-Milwaukee Company, Inc. d/b/a Cellular One agreed to lease approximately 75,000 rentable square feet of the Madison Project, comprising approximately 78% of the Madison Project, within 10 business days of the completion of the construction.

        The President of the Developer is David M. Kraxberger. Mr. Kraxberger has been in the real estate business for over 17 years. Since 1984, and prior to becoming President of the Developer, Mr. Kraxberger served as Senior Vice President of office development for The Oxford Group, Inc., an Atlanta based real estate company with operations in seven southeastern states. Mr. Kraxberger holds a Masters Degree in Business Administration from Pepperdine University in Los Angeles, California, and is a member of the Urban Land Institute and the National Association of Industrial Office Parks. Mr. Kraxberger also holds a Georgia real estate license. Pursuant to the terms of a Guaranty Agreement, Mr. Kraxberger has personally guaranteed the performance of the Developer under the Development Agreement. Mr. Kraxberger has also personally guaranteed the performance of the contractor, Integra Construction, Inc., under the Construction Contract (as hereinafter described) pursuant to the terms of a separate Guaranty Agreement. Neither the Developer nor Mr. Kraxberger are affiliated with the Partnership or the General Partners.

        The primary responsibilities of the Developer under the Development Agreement include (i) the supervision, coordination, administration and management of the work, activities and performance of the architect under the Architect's Agreement (as described below) and the contractor under the Construction Contract (as described below); (ii) the implementation of a development budget (the "Development Budget") setting forth an estimate of all expenses and costs to be incurred with respect to the planning, design, development and construction of the Project; (iii) the review of all applications for disbursement made by or on behalf of the Partnership under the Architect's Agreement and the Construction Contract; (iv) the supervision and management of tenant build-out at the Project; and (v) the negotiation of contracts with, supervision of the performance of, and review and verification of applications for payment of the fees, charges and expenses of such design and engineering professionals, consultants and suppliers as the Developer deems necessary for the design and construction of the Project in accordance with the Development Budget.

        The Developer will also perform other services typical of development managers including, but not limited to, arranging for preliminary site plans, surveys and engineering plans and drawings, overseeing the selection by the Contractor of major subcontractors and reviewing all applicable building codes, environmental, zoning and land use laws and other applicable local, state and federal laws, regulations and ordinances concerning the development, use and operation of the Project or any portion thereof. The Developer is required to advise the Partnership on a weekly basis as to the status of the Project and submit to the Partnership monthly reports with respect to the progress of construction, including a breakdown of all costs and expenses under the Development Budget. The Developer is required to obtain prior written approval from the Partnership before incurring and paying any costs which will result in aggregate expenditures under any one category or line item in the Development Budget exceeding the amount budgeted therefor. If the Developer determines at any time that the Development Budget is not compatible with the then prevailing status of the Project and will not adequately provide for the completion of the Project, the Developer will prepare and submit to the Partnership for approval an appropriate revision of the Development Budget.

        In discharging its duties and responsibilities under the Development Agreement, the Developer has full and complete authority and discretion to act for and on behalf of the Partnership. The Developer has agreed to indemnify the Partnership from any and all claims, demands, losses, liabilities, actions, lawsuits, and other proceedings, judgments and awards, and any costs and expenses arising out of the negligence, fraud or any willful act or omission by the Developer. The Partnership has agreed to indemnify the Developer from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and any costs and expenses arising out of (i) any actions taken by the Developer within the scope of its duties or authority, excluding negligence, fraud or willful acts of the Developer, and
(ii) the negligence, fraud or any willful act or omission on the part of the Partnership.

        It is anticipated that the funds to be expended by the Partnership for the development and construction of the Project will be paid out of investor capital contributions of the Partnership, which are currently being held by the Agent pursuant to the Custodial Agency Agreement, with payments to be made after the Partnership has approved appropriate draw requests and submitted such requests to the Agent for payment. However, the Partnership may elect to provide funds to the Developer so that the Developer can pay Partnership obligations with respect to the construction and development of the Project directly. All such funds of the Partnership which may be received by the Developer with respect to the development or construction of the Project will be deposited in a bank account approved by the Partnership. If at any time there are in the bank account funds of the Partnership temporarily exceeding the immediate cash needs of the Project, the Developer may invest such excess funds in savings accounts, certificates of deposit, United States Treasury obligations and commercial paper as the Developer deems appropriate or as the Partnership may direct, provided that the form of any such investment is consistent with the Developer's need to be able to liquidate any such investment to meet the cash needs of the Project. The Developer will not be required to advance any of its own funds for the payment of any costs or expenses incurred by or on behalf of the Partnership in connection with the development of the Project. The Developer shall be reimbursed for all advances, costs and expenses paid for and on behalf of the Partnership. The Developer will not be reimbursed, however, for its own administrative costs or for costs relating to travel and lodging incurred by its employees and agents.

        As compensation for the services to be rendered by the Developer under the Development Agreement, the Partnership will pay a development fee of $175,000. The fee will be due and payable ratably (on the basis of the percentage of construction completed) as the construction and development of the Project is completed. The Partnership will also pay the Developer an "ABB Work Fee" of $125,000. The ABB Work Fee is for services rendered by the Developer with respect to the supervision and management of tenant build-out of the premises leased by ABB pursuant to the ABB Lease. The fee is due and payable in one lump sum upon the completion of the construction of the Project and the tenant improvements under the ABB Lease.

        The Developer may also receive additional fees in the event the Developer serves as the construction manager with respect to the supervision and management of tenant build-out relating to any rentable area of the Project which is not initially leased by ABB. Such fee shall be an amount equal to $2.30 multiplied by the number of square feet of rentable space built out, and shall be payable in a lump sum upon completion of the tenant improvements. The Development Agreement also contains a provision appointing the Developer as the Partnership's non-exclusive agent during development and construction of the Project to offer for lease space which is not initially leased by ABB. The Developer will receive certain performance based lease-up fees equal to 5% of all gross base rents (excluding escalations in operating costs) actually paid by the tenant to the Partnership during each month of the initial term of such tenant's lease should the Developer lease any such additional space to any tenants (including without limitation the lease to ABB of additional space not initially leased by ABB) during the development and construction of the Project, plus, if such lease grants to the tenant an option to extend or renew the term of the lease and the tenant exercises such option, an amount equal to 5% of all gross base rents (excluding escalations and operating costs) actually paid by the tenant during each month of the extended term of such tenant's lease. In any event, the Partnership's obligation to pay the foregoing leasing fees with respect to the additional space will terminate 10 years after the commencement date of the applicable lease, even if the term of the applicable lease is extended beyond such 10 year period. The Development Agreement further provides that the Partnership and the Developer agree to consider the possible cash-out of the commission obligation for the leasing of the additional space, but shall not be obligated to agree to any such cash-out arrangement. The Developer is not entitled to a commission or fee in the event ABB exercises any right of first refusal or expansion option as set forth in the ABB Lease. The Partnership's obligation to pay these lease-up fees to the Developer would terminate 10 years after the commencement date of the tenant's lease, even if the lease is extended beyond a 10 year period.

        It is anticipated that the aggregate of all costs and expenses to be incurred by the Partnership with respect to the acquisition of the Property, the planning, design, development, construction and completion of the Project and the build-out of tenant improvements under the ABB Lease and tenant improvements for the premises not leased initially by ABB will total approximately $7,693,791, comprised of the following expenditures:

          Construction Contract                     $4,134,814
          Tenant Improvements - ABB Premises           936,259
          Tenant Improvements - Additional Space       470,176
          Land                                         583,800
          Closing Costs                                 58,113
          Leasing Commissions - ABB Lease              330,000
          Leasing Commissions - Additional Space        57,500
          Architectural Fees                           217,500
          Architect's Expenses                          30,000
          Space Planning                               110,000
          Development Fee                              175,000
          ABB Work Fee                                 125,000
          Additional Space Work Fee                     66,435
          Survey and Engineering                        42,300
          Landscaping                                  150,000
          Lake Improvement                              50,000
          Signage                                       12,500
          Appraisal Fee                                  6,000
          Marketing                                     10,500
          Contingency                                  127,894

The total of all the foregoing expenses anticipated to be incurred by the Partnership with respect to the Project, exclusive of costs relating to marketing, closing costs and tenant improvements and leasing commissions for the premises not leased initially by ABB, will total approximately $7,031,067.
Under the terms of the Development Agreement, the Developer has agreed that in the event that the total of all such costs and expenses exceeds $7,031,067, the amount of fees payable to the Developer shall be reduced by the amount of any such excess. Unless the fees otherwise payable to the Developer are reduced as set forth above, it is estimated that the total sums due and payable to the Developer under the Development Agreement will be approximately $300,000 (plus any fees earned relating to the lease-up of space not initially leased by ABB).

     The item shown above in the estimated expenditures for the Project of $50,000 for "lake improvement" refers to the anticipated additional landscaping costs which will be incurred to enhance the appearance of the retention pond which abuts the Knoxville Property. The pond will be improved to serve as an attractive amenity for the Project. The improvements will include a fountain which will be installed in the pond and other landscaping surrounding the area, including benches to provide a recreational space for employees working in the building.

     In the event the Developer should for any reason cease to manage the development of the Project, the Partnership would have to locate a suitable successor development manager. No assurances can be given as to whether a suitable successor development manager could be found, or what the contractual terms or arrangement with any such successor would be.

     Construction Contract.  The Partnership entered into a construction
     ---------------------
contract (the "Construction Contract") on November 1, 1996 with the general contracting firm of Integra Construction, Inc. (the "Contractor") for the construction of the Project. The Contractor is a Georgia corporation based in Atlanta specializing in commercial, industrial and institutional building. The Contractor commenced operations in November 1994. Its principals were formerly employed by McDevitt & Street Company, a large general contracting firm which operates throughout the United States and which has served previously as the general contractor for properties developed by other limited partnerships sponsored by the General Partners. The Contractor is presently engaged in the construction of two office buildings, a utilities building and a church, and since July 1995, has completed nine projects with a total construction value in excess of $7,700,000. The Contractor has served as the general contractor for the construction of the Gainesville Project, an office building in Gainesville, Florida which is owned by a joint venture between Wells Fund VII and Wells Fund
VIII. The Contractor is not affiliated with the Partnership or the General Partners.

     Under the terms of the Construction Contract, the Contractor is responsible for the construction of the Project which will consist of a three-story steel framed office building with reflective insulated glass and brick exterior containing approximately 87,000 gross square feet and 83,885 of rentable square feet. The Project site will have approximately 297 paved parking spaces. The Property is currently zoned to permit the intended development and operation of the Project as a commercial office building and has access to all utilities necessary for the development and operation of the Project, including water, electricity, sanitary sewer and telephone.

     The Construction Contract provides that the Partnership will pay the Contractor a fixed sum of $4,134,814 for the construction of the Project, excluding tenant improvements. It is anticipated that the Construction Contract will be amended to provide for the construction of the tenant improvements required pursuant to the ABB Lease at such time as the plans and specifications are drawn for such improvements and the budget for such improvements is firmly established. The Contractor will be responsible for all costs of labor, materials, construction equipment and machinery necessary for completion of the Project. In addition, the Contractor will be required to secure and pay for any additional business licenses, tap fees and building permits which may be necessary for construction of the Project.

     The Partnership will make monthly progress payments to the Contractor in an amount of 90% of the portion of the contract price properly allocable to labor, materials and equipment, less the aggregate of any previous payments made by the Partnership; provided, however, that when a total of $206,740 has been withheld as retainage, no further retainage will be withheld from the monthly progress payments. When construction is substantially complete and the space is available for occupancy, the Partnership will make a semi-final payment in the amount of all of the unpaid balance, except that the Partnership may retain an amount in accordance with the terms of the Construction Contract which is necessary to protect its remaining interest until final completion of the Project. The Partnership will pay the entire unpaid balance when the Project has been fully completed in accordance with the terms and conditions of the Construction Contract. As a condition of final payment, the Contractor will be required to execute and deliver a release of all claims and liens against the Partnership.

     The Contractor will be responsible to the Partnership for the acts or omissions of its subcontractors and suppliers of materials and of persons either directly or indirectly employed by them. The Contractor has agreed to indemnify the Partnership from and against all liability, claims, damages, losses, expenses and costs of any kind or description arising out of or in connection with the performance of the Construction Contract, provided that such liability, claim, damage, loss or expense is caused in whole or in part by any action or omission of the Contractor, any subcontractor or materialmen, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable. The Construction Contract also requires the Contractor to obtain and maintain, until completion of the Project, adequate insurance coverage relating to the Project, including insurance for workers' compensation, personal injury and property damage.

     The Contractor is required to work expeditiously and diligently to maintain progress in accordance with the construction schedule and to achieve substantial completion of the Project within the contract time. The Contractor is required to employ all such additional labor, services and supervision, including such extra shifts and overtime, as may be necessary to maintain progress in accordance with the construction schedule. It is anticipated that the Project will be completed on or before December 1, 1997. As described below, in the event the Project is not completed by December 1, 1997, the Partnership will be required to reimburse ABB for rental and operating expense costs incurred by ABB for holding over in ABB's current premises (but only to the extent such costs, computed on a per diem basis, exceed the per diem rental and operating expense costs payable by ABB for the last 12 months of the term of ABB's current lease). Although completion or performance bonds are often obtained in connection with the development and construction of commercial properties such as the Project to reduce the risk of non-performance and to assure compliance with approved plans and specifications, due to the historical performance of the Contractor, the General Partners have determined that the risks of non-performance by the Contractor do not justify the cost required to obtain a completion or performance bond with respect to the Project. However, performance by the Contractor of the Construction Contract has been personally guaranteed by David
B. Blackmore and Drew S. White, founding principals of the Contractor, as well as David Kraxberger, a principal of the Developer.

     Architect's Agreement.  Smallwood, Reynolds, Stewart, Stewart & Associates,
     ---------------------
Inc. (the "Architect") will be the architect for the Project pursuant to the Architect's Agreement entered into with the Partnership. The Architect is based in Atlanta, Georgia, was founded in 1979, has a staff of over 200 persons, and specializes in programming, planning, architecture, interior design, landscape architecture and construction administration. The Architect has its principal office in Atlanta, Georgia and additional offices in Tampa, Florida and Singapore. The Architect has designed a wide variety of projects, with a total construction cost in excess of $2 billion, including facilities for corporate office space, educational and athletic facilities, retail space, manufacturing, warehouse and distribution facilities, hotels and resorts, correctional institutions, and luxury residential units. The Architect has performed architectural services with respect to the Gainesville Project, a two-story office building containing approximately 62,000 rentable square feet located near Gainesville, Florida, owned by a joint venture between Wells Fund VII and Wells Fund VIII. The Architect is not affiliated with the Partnership or the General Partners.

     The Architect's basic services under the Architect's Agreement include the schematic design phase, the design development phase, the construction documents phase and the construction phase. During the schematic design phase, the Architect will prepare schematic design documents consisting of drawings and other documents illustrating the scale and relationship of Project components. The Architect will be paid a fee of $32,625 for such services. During the design development phase, the Architect will prepare design development documents consisting of drawings and other documents to fix and describe the size and character of the entire Project as to architectural, structural, mechanical, plumbing and fire protection and electrical systems, materials and such other elements as may be appropriate. The Architect will be paid $65,250 for these services. During the construction documents phase, the Architect will prepare construction documents consisting of drawings and specifications setting forth in detail the requirements for the construction of the Project. The Architect will be paid $97,875 for these services. During the construction phase, the Architect is to provide administration of the Construction Contract and advise and consult with the Developer and the Partnership concerning various matters relating to the construction of the Project. The Architect is required to visit the Project site at intervals appropriate to the stage of construction and to become generally familiar with the progress and quality of the work and to determine if, in general, the work is proceeding in accordance with the contract schedule. The Architect is required to keep the Partnership informed of the progress and quality of the work. The Architect is also required to determine the amounts owing to the Contractor based on observations of the site and evaluations of the Contractor's application for payment and shall issue certificates for payment in amounts determined in accordance with the Construction Contract described above. The Architect will also conduct inspections to determine the date of completion of the Project and shall issue a final certificate for payment. The Architect will be paid $21,750 for its services performed during the construction phase.

     The total amount of fees payable to the Architect under the Architect's Agreement is $217,500. Payments will be paid to the Architect on a monthly basis in proportion to the services performed within each phase of service. In addition, the Architect and its employees and consultants will be reimbursed for expenses including, but not limited to, transportation in connection with the Project, living expenses in connection with out-of-town travel, long distance communications and fees paid for securing approval of authorities having jurisdiction over the Project. It is estimated that the reimbursable expenses in connection with the development of the Project will be approximately $30,000.

     ABB Lease.  On December 10, 1996, the Partnership entered into a Lease
     ---------
Agreement (the "ABB Lease") with ABB pursuant to which ABB agreed to lease 55,000 rentable square feet of the Project, comprising approximately 66% of the Project.

     ABB is a Delaware corporation which is principally engaged in the business of pollution control engineering and consulting. ABB will use the leased area as office space for approximately 220 employees. ABB Asea Brown Boveri Ltd. ("ABB-Switzerland"), a Swiss corporation based in Zurich, is the holding company of the ABB Asea Brown Boveri Group (the "ABB Group") which is comprised of approximately 1,000 companies around the world, including ABB. While the shares of ABB-Switzerland are not publicly traded, the shares of two of the parent companies in the ABB Group are listed on various stock exchanges in Europe and the United States. ABB-Switzerland is owned in equal parts by ASEA AB, a Swedish corporation, and BBC Brown Boveri Ltd., a Swiss corporation. The ABB Group's companies do business in 140 countries. The Group's revenues are predominantly provided by contracts with utilities and independent power producers for the design, engineering, construction, manufacture and marketing of products, services and systems in connection with the generation, transmission and distribution of electricity. In addition, the ABB Group generates a significant portion of its revenues from the sale of industrial automation products, systems and services to pulp and paper, automotive, and other manufacturers. The ABB Group also provides financial services principally for its internal businesses and affiliates. The ABB Group reported net income in 1995 of approximately $34 billion and net worth of approximately $5.2 billion. The ABB Group's total number of employees for 1995 was approximately 210,000 worldwide and approximately 25,000 in the United States. ABB Inc., the United States parent company of ABB, reported a net worth in 1995 of in excess of $500,000,000, gross revenues in excess of $4 billion, and total assets in excess of $4 billion. ABB reported a net worth in 1995 of in excess of $15 million, gross revenues in excess of $300 million and total assets in excess of $150 million.

     The initial term of the ABB Lease will be nine years and 11 months to commence (the "Rental Commencement Date") on the later of (a) January 1, 1998, or (b) the earlier of (i) the date which is 30 days after substantial completion of the Project, or (ii) 30 days after the date upon which ABB takes possession and occupies any portion of the leased premises for business purposes. ABB has the option to extend the initial term of the ABB Lease for two successive five year periods. Each extension option must be exercised, if at all, no less than six months prior to the expiration of the then current lease term.

     The annual base rent payable under the ABB Lease will be $646,250 payable in equal monthly installments of $53,854 during the first five years of the initial lease term, and $728,750 payable in equal monthly installments of $60,729 during the last four years and 11 months of the initial lease term. The annual base rent for each extended term under the ABB Lease will be the market rate for the period covered by the extended term. The term "market rate" is defined in the ABB Lease as the annual effective rental rate per square foot of rentable floor area then being charged by landlords under new leases of office space in the metropolitan Knoxville, Tennessee market for similar space in a building of comparable quality and with comparable parking and other amenities. The ABB Lease provides that if the parties cannot agree on the appropriate market rate, the market rate shall be established by real estate appraisers.
The ABB Lease provides that ABB has the option to require the Partnership to make available to ABB an amount equal to up to $165,000 to be used by ABB for the purchase of systems furniture to be installed in the leased premises, upon written request of ABB to the Partnership within 30 days after the Rental Commencement Date. If ABB elects to use all or any portion of the furniture allowance, the amount of the furniture allowance actually paid by the Partnership to ABB shall be amortized in equal monthly payments over the number of months left in the lease term at an interest rate of 10% per annum, and such amounts shall be added to and become part of the base rental. ABB is required to provide the Partnership a valid first lien upon all of the furniture with respect to which ABB has purchased with or received reimbursement from the furniture allowance to secure payment of all amounts due by ABB to the Partnership under the ABB Lease.

     In addition to the base rent, ABB is required to pay additional rent equal to its share of all "operating expenses" during the lease term. "Operating expenses" is defined to include all expenses, costs and disbursements (excluding specific costs billed to specific tenants of the building) of every kind and nature, relating to or incurred or paid in connection with the ownership, management, operation, repair and maintenance of the Project, including compensation of employees engaged in the operation, management or maintenance of the Project, supplies, equipment and materials, utilities, repairs and general maintenance, insurance, a management fee in the amount of 4% of the gross rental income from the Project, and all taxes and governmental charges attributable to the Project or its operation (excluding taxes imposed or measured on or by the income of the Partnership from operation of the Project).

     Under the terms of the ABB Lease, the Partnership is responsible for a construction allowance of $976,600 (calculated at the rate of $19 per usable square foot of the premises). The ABB Lease also provides that so long as ABB shall occupy 40% or more of the rentable floor area of the building, ABB shall have the right to design and designate the location of one monument-type sign naming the building and the Partnership will pay $5,000 of the cost associated with purchasing and installing such signage. In addition, the Partnership has agreed to provide ABB on the fifth anniversary of the Rental Commencement Date a redecoration allowance of an amount equal to (i) $5 per square foot of usable area of the premises leased as of the fifth anniversary of the Rental Commencement Date which has been leased and occupied by ABB for at least three consecutive years ending with such fifth anniversary, reduced by (ii) $177,000 (i.e., assuming ABB continues to lease 51,250 square feet pursuant to the terms of the ABB Lease during such five year period, the redecoration allowance would be $79,250).

     The terms of the ABB Lease provide that ABB has a right of first refusal for the lease of any space in the building not initially leased by ABB. In the event that the Partnership has secured a potential tenant for any of such space, the Partnership has agreed to give ABB 10 business days to exercise its right to add such space to the leased premises. In the event that ABB exercises its right of first refusal, the lease of the additional space will be subject to all the terms and conditions of the ABB Lease, provided that the base rental and other charges and any allowances shall be solely as set forth in the notice to ABB of the proposed terms of lease for the potential tenant of such space. If ABB does not so exercise its right of first refusal within such 10 business day period, the Partnership will have the right to lease the space to the potential tenant except that, after the expiration of any such lease to another party, such space will again become subject to ABB's right of first refusal. The ABB Lease further provides that the Partnership has agreed that during the term of the ABB Lease, no leases of space with other tenants for any of the space not initially leased by ABB pursuant to the ABB Lease shall have terms in excess of three years from the last day of the month in which such third party tenant takes possession of such space.

     ABB has a one-time option to terminate the ABB Lease as of the seventh anniversary of the Rental Commencement Date, which is exercisable by written notice to the Partnership at least 12 months in advance of such seventh anniversary. If ABB elects to exercise this termination option, ABB is required to pay to the Partnership, on or before 90 days prior to the seventh anniversary of the Rental Commencement Date, a termination payment intended to compensate the Partnership for the present value of certain sums which the Partnership has expended in connection with the ABB Lease amortized over and attributable to the remaining lease term (in the nature of the leasing commissions, construction allowance, furniture allowance and redecoration allowance, etc.) and a rent payment equal to approximately 15 months of monthly base rental payments. (The termination payment would be approximately $1,818,000 under certain assumptions, including ABB is leasing upon termination 69,000 square feet of rentable area and 60,000 square feet of usable area.)

     The ABB Lease provides that the Partnership is required to cause the Project to be substantially completed as soon as practicable under the circumstances, with a goal of achieving substantial completion on or before December 1, 1997 (subject to force majeure and any delays caused by ABB). If substantial completion has not occurred on or before December 1, 1997 (extended on a day for day basis for delays due to force majeure and for delays caused by
ABB), ABB's sole right and remedy shall be for the Partnership to reimburse ABB for rental and operating expense costs incurred by ABB for holding over in ABB's current premises, but only to the extent such costs, computed on a per diem basis, exceed the per diem rental and operating expense cost payable by ABB for the last 12 months of the term of ABB's current lease.

     As security for ABB's obligations to the Partnership under the ABB Lease, ABB has provided to the Partnership, and agreed to maintain in full force and effect at all times during the 10 year period from the Rental Commencement Date, an irrevocable standby letter of credit in accordance with the terms and conditions set forth in the ABB Lease. Each letter of credit issued pursuant to the provisions of the ABB Lease is required to be in a form of an irrevocable credit, to be issued by an "approved issuer," to name the Partnership as the beneficiary and to specify that the Partnership, as beneficiary, may draw against the letter of credit upon the occurrence of a "drawing event."
"Approved issuer" is defined to require that the letter of credit issuer shall have and maintain a Moody's Bank Credit Report Service rating of P-1 or its equivalent. "Drawing event" is defined to include any failure of ABB to pay any installment of rent or other charge or assessment pursuant to the terms of the ABB Lease within five days of notice thereof, or any other event of default with respect to which the Partnership has exercised or is exercising its remedies. The letter of credit maintained by ABB is required to be in the amount of $4,000,000 until the seventh anniversary of the Rental Commencement Date, $3,000,000 from the seventh anniversary of the Rental Commencement Date to the eighth anniversary of the Rental Commencement Date, $2,000,000 from the eighth anniversary of the Rental Commencement Date to the ninth anniversary of the Rental Commencement Date, and $1,000,000 from the ninth anniversary of the Rental Commencement Date to the tenth anniversary of the Rental Commencement Date. The original letter of credit which was delivered by ABB to the Partnership simultaneously with the execution of the ABB Lease was issued by Svenska Handelsbanken, a Swedish bank which is the largest bank in the Nordic region with over $90 billion of assets and a credit rating issued by Moody's Bank Credit Report Service of P-1/Aa3, and was issued in the amount of $4,000,000 for a one year term. If the Partnership draws on the letter of credit, the Partnership shall apply the proceeds first toward the performance of the obligations which ABB has failed to perform under the ABB Lease, and the remainder, if any, shall be held by the Partnership in certain permitted investments as additional security for the performance by ABB of the ABB Lease.

     In connection with the execution of the ABB Lease, the Partnership entered into an agreement with each of two real estate brokers, one of which is a firm affiliated with the Developer, for the payment of commissions in consideration of services rendered in procuring the ABB Lease. The commission agreements require the Partnership to pay a total of $330,000 in leasing commissions, one-half of which is payable within 30 days after the execution of the ABB Lease and acquisition of the Knoxville Property, and the remaining one-half of which is payable upon ABB's occupancy and acceptance of the leased premises. Neither broker is affiliated with the Partnership or the General Partners.

     Property Management Fees.  Following construction and completion of the
     ------------------------
Project, property management and leasing services will be performed by Wells Management Company, Inc. (the "Property Manager"), a Georgia corporation affiliated with the General Partners. As compensation for its services, the Property Manager will receive fees equal to 3% of the gross revenues for property management services and 3% of the gross revenues for leasing services with respect to the Project. In addition, the Property Manager will receive a one-time initial lease-up fee relating to the ABB Lease equal to the first month's rent plus 5% of the gross revenues over the initial term of the ABB Lease. In addition, the Property Manager may also receive initial lease-up fees relating to the lease-up of space not initially leased by ABB, as provided in the Prospectus.

     Lease-Up Risk.  As set forth above, ABB has agreed to lease approximately
     -------------
66% of the Project. However, since the Partnership has not yet obtained any leases for the remaining approximately 34% of office space at the Project, the Partnership will be subject to the normal lease-up risks of a new commercial office building with respect to the unleased portion of the Project. No assurances can be given that the Partnership will be able to attract or obtain suitable tenants for the remaining approximately 34% of space at the Project or that it will be able to attract or obtain suitable tenants for the space initially leased by ABB upon the expiration of its lease.

     Possible Joint Venture.  As set forth in the Prospectus, the General
     ----------------------
Partners have the authority to cause the Partnership to enter into joint ventures with future programs sponsored by the General Partners or their Affiliates, Prior Wells Public Programs and certain other entities. Although the General Partners have not made a determination as of the date of this Supplement as to whether to cause the Partnership to enter into a joint venture for the purpose of owning, developing and operating the Project, there is a likelihood that the Partnership will enter into such a joint venture with a Prior Wells Public Program or a future program sponsored by the General Partners for such purposes sometime in the future. At such time as the General Partners believe that a reasonable probability exists that the Partnership will enter into a joint venture with respect to the Project, the Prospectus will be supplemented to disclose the terms of such proposed investment transaction.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information contained on page 52 of the Prospectus in the "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" section of the Prospectus is revised as of the date of this Supplement by the deletion of the first paragraph of that section and the insertion of the following paragraph in lieu thereof:

     The Partnership commenced operations on February 12, 1996, upon the acceptance of subscriptions for the minimum offering of $1,250,000 (125,000 Units). As of December 18, 1996, the Partnership had raised a total of $28,182,788 in offering proceeds (2,818,279 Units), comprised of $22,857,206 raised from the sale of Class A Status Units (2,285,721 Class A Status Units) and $5,325,582 raised from the sale of Class B Status Units (532,558 Class B Status Units). As of December 18, 1996, the Partnership was holding net offering proceeds of $17,543,659 available for investment in properties after
(i) the payment of $986,398 in Acquisition and Advisory Fees, (ii) the payment of $4,227,418 in selling commissions and organizational and offering expenses,
(iii) the investment of $4,748,974 in a joint venture between Wells Real Estate Fund VIII, L.P. and the Partnership which owns an office building under construction in Madison, Wisconsin and an office building in the Dallas, Texas metropolitan area, and (iv) the investment of $676,339 in connection with the Project.

RECENT LEGAL PROCEEDING

     On December 5, 1996, litigation was instituted in the Superior Court of Fulton County, Georgia against Wells Fund II, Wells Fund III, Wells Capital, Inc. and Leo F. Wells, III, who are the general partners of Wells Fund II and Wells Fund III, in connection with a request by a limited partner in Wells Fund II and Wells Fund III for a list of the names, addresses and ownership interests of the limited partners of each of Wells Fund II and Wells Fund III which to date the defendants have refused to furnish to the plaintiff. The case is styled Gramercy Park Investments L.P. v. Wells Real Estate Fund II, Wells Real
       -----------------------------------------------------------------------
Estate Fund III, L.P., Wells Capital, Inc. and Leo F. Wells, III.  The plaintiff
----------------------------------------------------------------
alleges that it is entitled to a copy of the limited partner list under applicable provisions of Georgia partnership law and the partnership agreements of Wells Fund II and Wells Fund III and is seeking an order directing the defendants to furnish to the plaintiff a current list of the names, addresses and ownership interests of the limited partners in Wells Fund II and Wells Fund III, as well as an award of certain damages, including its costs and attorneys' fees and such other relief as the court deems just and proper. The defendants have 30 days after service of the complaint within which to respond. As of the date of this Supplement, the defendants have not yet responded to the plaintiff's complaint.